Exhibit 4.3

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

No. PAW – 6

WARRANT TO PURCHASE 28,350 SHARES OF SERIES A PREFERRED STOCK

January 26, 2004

THIS CERTIFIES THAT, for value received, General Electric Capital Corporation (“Holder”) is entitled to subscribe for and purchase Twenty-Eight Thousand Three Hundred Fifty (28,350) shares of the fully paid and nonassessable Series A Preferred Stock (the “Shares” or the “Preferred Stock”) of Five Prime Therapeutics, Inc., a Delaware corporation (the “Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term “Series A Preferred Stock” shall mean the Company’s presently authorized Series A Preferred Stock and any stock into which such Series A Preferred Stock may hereafter be converted or exchanged.

1.  Warrant Price.    The Warrant Price shall initially be one dollar and 00/100 ($1.00) per share, subject to adjustment as provided in Section 7 below.

2.  Conditions to Exercise.  The purchase right represented by this Warrant may be exercised at any time, or from time to time, in whole or in part during the term commencing on the date hereof and ending at 5:00 P.M. Pacific time on the tenth anniversary of the date of this Warrant (the “Exercise Period”).

3.  Method of Exercise; Payment; Issuance of Shares; Issuance of New Warrant.

(a) Cash Exercise.  Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by the Holder hereof, in whole or in part, by the surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto) at the principal office of the Company (as set forth in Section 18 below) and by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased (unless exercised pursuant to Section 3(b) below). In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be in the name of, and delivered to, the Holder hereof, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made within 30 days after exercise of the Warrant and at the Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to the Holder hereof within 30 days after exercise of the Warrant.

(b) Net Issue Exercise.    Holder may also elect to receive shares equal to the value of this Warrant (or of any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to Holder the number of shares of the Company’s Preferred Stock computed using the following formula:

X = Y (A-B)
A

Where X = the number of shares of Preferred Stock to be issued to Holder.
Y =	the number of shares of Preferred Stock purchasable under this Warrant (at the date of such calculation).
A =	the Fair Market Value of one share of the Company’s Preferred Stock (at the date of such calculation).
B =	Warrant Price (as adjusted to the date of such calculation).

(c) Fair Market Value.    For purposes of this Section 3, Fair Market Value of one share of the Company’s Preferred Stock shall mean:

(i)      In the event of an exercise in connection with an initial public offering of the Company’s shares of Common Stock (the “IPO”), the per share Fair Market Value for the Preferred Stock shall be the Offering Price at which the underwriters initially sell Common Stock to the public multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible; or

(ii)     If the exercise of this Warrant occurs after the closing of the IPO, the average of the closing bid and asked prices of Common Stock quoted in the Over-The-Counter Market Summary, the last reported sale price quoted on the Nasdaq National Market (“NNM”) or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of the Wall Street Journal for the ten (10) trading days or such lesser number of trading days as the stock may actually have been trading prior to the date of determination of Fair Market Value, multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible; or

(iii)    In the event of an exercise in connection with a merger, acquisition or other consolidation in which the Company is not the surviving entity, the per share Fair Market Value for the Preferred Stock shall be the value to be received per share of Preferred Stock by all holders of the Preferred Stock in such transaction as determined by the Board of Directors; or

(iv)     In any other instance, the per share Fair Market Value for the Preferred Stock shall be as determined in good faith by the Company’s Board of Directors.

In the event of 3(c)(iii) or 3(c)(iv), above, the Company’s Board of Directors shall prepare a certificate, to be signed by an authorized officer of the Company, setting forth in reasonable detail the basis for and method of determination of the per share

Fair Market Value of the Preferred Stock. The Board will also certify to the Holder that this per share Fair Market Value will be applicable to all holders of the Company’s Preferred Stock. Such certification must be made to Holder at least ten (10) business days prior to the proposed effective date of the merger, consolidation, sale, or other triggering event as defined in 3(c)(iii) or 3(c)(iv).

(d) Automatic Exercise.    To the extent this Warrant is not previously exercised, it shall be automatically exercised in accordance with Sections 3(b) and 3(c) hereof immediately before its expiration, involuntary termination or cancellation. Notwithstanding the foregoing, the Company shall be under no obligation to issue any certificates for the shares of stock issuable upon such automatic exercise unless and until the Holder has surrendered this Warrant at the principal office of the Company.

4. Representations and Warranties of Holder and the Company

(a) Representations and Warranties by Holder. The Holder represents and warrants to the Company with respect to this purchase as follows:

(i)      The Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to the Company so that the Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its interests.

(ii)     Except for transfers to a Holder affiliate, the Holder is acquiring the Warrant and the Shares of Preferred Stock issuable upon exercise of the Warrant (collectively the “Securities”) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Holder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

(iii)    The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Act.

(iv)     The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(v)      The Holder has had an opportunity to discuss the Company’s business, management and financial affairs with its management and an opportunity to review the Company’s facilities. The Holder understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material but were not necessarily a thorough or exhaustive description.

(b) Company hereby represents and warrants to Holder that, except as set forth in the schedule attached to this Warrant as Exhibit A (the “Disclosure Schedule”), the statements in the following paragraphs of this Section 4(b) are true and correct as of the date hereof.

(i)      Corporate Organization and Authority. Company (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, (b) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (c) is qualified as a foreign corporation in all jurisdictions where such qualification is required.

(ii)     Corporate Power.  Company has all requisite legal and corporate power and authority to execute, issue and deliver the Warrant, to issue the Common Stock issuable upon exercise or conversion of the Warrant, and to carry out and perform its obligations under the Warrant.

(iii)    Authorization; Enforceability.    All corporate action on the part of Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of the Warrant and the Warrant Stock issuable upon exercise of the Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Company enforceable in accordance with its terms, except as enforcement of the Warrant may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principals and to limitations on availability of equitable relief, including specific performance.

(iv)     Valid Issuance of Warrant and Preferred Stock.  The Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. The Preferred Stock issuable upon conversion of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Warrant under that certain Second Amended and Restated Investor Rights Agreement dated December 19, 2003 (the “IRA”) as the same may be amended from time to time, and under applicable state and federal securities laws. Subject to applicable restrictions on transfer, the issuance and delivery of the Warrant and the Preferred Stock issuable upon conversion of the Warrant are not subject to any preemptive or other similar rights or any liens or encumbrances except as specifically set forth in Company’s Certificate of Incorporation, the IRA or this Warrant. The offer, sale and issuance of the Warrant and Preferred Stock, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state security laws, and neither Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.

(v)      No Conflict with Other Instruments.    The execution, delivery, and performance of this Warrant will not result in any material violation of, be in conflict with, or constitute a material default under, with or without the passage of time or the giving of notice (a) any provision of Company’s Certificate of Incorporation or by-laws; (b) any provision of any judgment, decree, or order to which Company is a party or by which it is bound or an event which results in the creation of any material lien, charge or encumbrance upon any material assets of Company; (c) any contract, obligation, or commitment to which Company is a party or by which it is bound; or (d) any statute, rule, or governmental regulation applicable to Company.

(vi)     Capitalization.    As of recent date, the authorized capital stock of Company consists of 70,000,000 shares of Common Stock, $0.001 par value, of which 12,353,416 were issued and outstanding, and 40,300,000 shares of Preferred Stock, $0.001 par value, of which 39,599,999 were issued and outstanding. The outstanding shares have been duly authorized and validly issued are fully paid and nonassessable and have been issued in compliance with the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable state securities laws, or in compliance with applicable exemptions therefrom. Company has reserved 40,300,000 shares of Common Stock for issuance upon conversion of the Preferred Stock. Except as set forth in Section 4(b) of the Disclosure Schedule, there are no outstanding warrants, options, conversion privileges, preemptive rights or other rights or agreements to purchase or otherwise acquire or issue any equity securities or Convertible Securities of Company, nor has the issuance of any of the aforesaid rights to acquire securities of Company been authorized.

(vii)    Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Company is required in connection with the offer, sale or issuance of the Warrant (and the Preferred Stock issuable upon conversion of the Shares), or the consummation of any other transaction contemplated hereby, except for the following: (a) the filing of a notice on Form D under the Act and b) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefore.

5. Legends.

(a)      Each certificate representing the Securities shall be endorsed with any legends required by the IRA including the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

The Company need not enter into its stock records a transfer of Securities unless the conditions specified in the foregoing legend are satisfied. The Company may also instruct its transfer agent not to allow the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.

(b) Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 5(a) of this Warrant shall be removed and the Company shall issue a certificate without such legend to the Holder of the Securities if (i) the Company has completed the initial public offering of its Common Stock registered under the Act and (ii) the Holder provides to the Company an opinion of counsel for the Holder reasonably satisfactory to the Company, to the effect that public sale, transfer or assignment of the Securities may be made without registration, qualification and legend.

6.    Condition of Transfer or Exercise of Warrant.  It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, the Holder shall provide the Company with a representation in writing that the Holder or transferee is acquiring this Warrant and the shares of Preferred Stock to be issued upon exercise for investment purposes only and not with a view to any sale or distribution, and will provide the Company with a statement of pertinent facts covering any proposed transfer. As a further condition to any transfer of this Warrant or any or all of the shares of Preferred Stock issuable upon exercise of this Warrant, other than a transfer registered under the Act, the Company may request a legal opinion, in form and substance satisfactory to the Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act. The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder. Each certificate evidencing the shares issued upon exercise of the Warrant or upon any transfer of the shares (other than a transfer registered under the Act or any subsequent transfer of shares so registered) shall, at the Company’s option, if the Shares are not freely saleable under Rule 144(k) under the Act, contain a legend in form and substance satisfactory to the Company and its counsel, restricting the transfer of the shares to sales or other dispositions exempt from the requirements of the Act. As further condition to each transfer, at the request of the Company, the Holder shall surrender this Warrant to the Company and the transferee shall receive and accept a Warrant, of like tenor and date, executed by the Company.

7.    Adjustment for Certain Events.  The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger.  In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the Holder a new Warrant (in form and substance satisfactory to the Holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Preferred Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a Holder of the number of shares of Preferred Stock then purchasable under this Warrant, or in the case of such a merger or sale in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation, at the option of the Holder, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the value of the Preferred Stock purchasable upon exercise of this Warrant at the time of the transaction. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes, mergers and transfers.

(b) Subdivision or Combination of Shares.  If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Preferred Stock, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Stock Dividends and Other Distributions.  If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Preferred Stock payable in Preferred Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Preferred Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Preferred Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Preferred Stock (except any distribution specifically provided for in Sections 7(a) and 7(b)), then, in each such case, provision shall be made by the Company such that the Holder of this Warrant shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the Holder of the Preferred Stock (or Common Stock issuable upon conversion thereof) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d) Adjustment of Number of Shares.  Upon each adjustment in the Warrant Price, the number of Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

8. Notice of Adjustments.  Whenever any Warrant Price or the kind or number of securities issuable under this Warrant shall be adjusted pursuant to Section 7 hereof, the Company shall prepare a certificate signed by an officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number or kind of shares issuable upon exercise of the Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to the Holder of this Warrant as set forth in Section 18 hereof.

9.  Transferability of Warrant. This Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with Sections 5 and 6 and applicable federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant with respect to the Warrant not so transferred. Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of the Company.

10.  Registration Rights. The Holder of this Warrant shall be entitled to the rights and subject to the obligations set forth in the IRA as of the date hereto for any Common Stock obtained upon conversion of the Preferred Stock. A copy of said IRA has been provided to the Holder of this Warrant. Company and the Holder hereby further agree that for the purposes of the IRA, the Shares issuable upon exercise of this Warrant are “Registrable Securities,” as that term is defined in the IRA.

11.  No Fractional Shares. No fractional share of Preferred Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional share the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

12.  Charges, Taxes and Expenses.  Issuance of certificates for shares of Preferred Stock upon the exercise of this Warrant shall be made without charge to the Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

13.  No Stockholder Rights Until Exercise.  This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof.

14.  Registry of Warrant.  The Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of the Company, and the Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

15.  Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

16. Miscellaneous.

(a)  Issue Date.  The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof.

(b)  Successors.  This Warrant shall be binding upon any successors or assigns of the Company.

(c)  Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.

(d)  Headings.  The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(e)  Saturdays, Sundays, Holidays.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of Delaware, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

(f)  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Warrant or the Preferred Shares.

(g)  Attorney’s Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

17. No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereof against impairment.

18. Addresses.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address set forth below or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

If to the Company:	Five Prime Therapeutics, Inc.
951 Gateway Blvd.
South San Francisco, CA 94080 Attn: Gail Maderis

If to the Holder:	General Electric Capital Corporation
401 Merritt 7, Suite 23 Norwalk, CT 06851- 1177
Attn: Credit Manager-Life Science and Technology Finance

IN WITNESS WHEREOF, Five Prime Therapeutics, Inc. has caused this Warrant to be executed by its officers thereunto duly authorized.

Dated as of January 26, 2004	By: /s/ Gail Maderis
Name: Gail Maderis
Title: President and CEO

DISCLOSURE SCHEDULE

4(b) Capitalization

Under the Company’s 2002 Equity Incentive Plan (the “Plan”), (i) options to purchase 3,953,417 shares of Common Stock have been granted and are currently outstanding under the Plan and (ii) 1,536,500 shares of Common Stock remain available for future issuance under the Plan.

Warrants to purchase an aggregate of 175,500 shares of the Company’s Series A Preferred Stock are outstanding prior to the issuance this warrant (No. PAW -6).

NOTICE OF EXERCISE

TO:

1.	The undersigned Warrantholder (“Holder”) elects to acquire shares of the Series Preferred Stock (the “Preferred Stock”) of Five Prime Therapeutics, Inc., (the “Company”), pursuant to the terms of the Stock Purchase Warrant dated , 200, (the “Warrant”).

2.	The Holder exercises its rights under the Warrant as set forth below:

( )	The Holder elects to purchase shares of Preferred Stock as provided in Section 3(a) and tenders herewith a check in the amount of $ as payment of the purchase price.
( )	The Holder elects to convert the purchase rights into shares of Preferred Stock as provided in Section 3(b) of the Warrant.

3.	The Holder surrenders the Warrant with this Notice of Exercise.

The Holder represents that it is acquiring the aforesaid shares of Preferred Stock for investment and not with a view to or for resale in connection with distribution and that the Holder has no present intention of distributing or reselling the shares.

Please issue a certificate representing the shares of the Preferred Stock in the name of the Holder or in such other name as is specified below:

Name:
Address:

Taxpayer I.D.:

(Holder)

By:

Title:

Date: